EXHIBIT 10.45

SERVICES AGREEMENT

This Services Agreement (“Agreement”), effective as of the date accepted (“Effective Date”) is between Touchpoint Metrics, Inc., dba MCorp Consulting (a California corporation), located at 201 Spear Street, Suite 1100, San Francisco, California 94105  (“the Company”), and RedPort International, LLC (a Wisconsin limited liability company), located at 833 Ottawa Trail, Madison, Wisconsin 53711 (“Contractor”). The Company and Contractor agree to the following terms and conditions:

General Terms and Conditions

a.	Form of Relationship: Contractor has one or more Clients to whom Contractor intends to provide the Company’s Services.

b.
Clients: A Client is any entity to which the Contractor has agreed to provide certain services, and which has agreed with Contractor to have the Company perform Services in support of Contractor performing services for Client.

c.
Services: During the term of the Agreement, the Company agrees to provide services to Contractor’s Clients which Contractor may authorize by the execution of a Statement of Work (“SOW”) as described in this Agreement.

d.	Term: This Agreement will commence on the Effective Date and remain in full force until terminated as provided for herein.

e.
Standard Billing Rates: The Company’s standard billing rates are outlined below. If not stated otherwise in an SOW governing services provided by the Company, these rates will be in effect for all services provided under this Agreement.

Labor Category	Hourly Rate ($)
Admin/Support Staff	$110
Analyst	$225
Consultant	$375
Project Leader	$475
Partner/Engagement Leader	$650

f.
Out-of-Pocket Expenses: Expenses incurred in the performance of services provided by the Company will be reimbursed by the Contractor within 5 days of reimbursement for those expenses by the Contractor from the Client, unless specifically agreed otherwise in an SOW.  The Company will identify such expenses and support those expenses by evidence (invoices, receipts, or other payment documents).  The following  expenses may in particular be considered eligible for reimbursement under this Agreement:  travel-related expenses for personnel assigned to services, cost of consumables and supplies directly attributable to the services, cost of national and/or international communication (telephone, internet) and postage directly attributable to the services, costs of goods and services purchased specifically for the implementation of the services; costs of production, printing and distribution of materials for workshops, and costs deriving directly from specific requirements of this Agreement.

g.
Statements of Work:  Each SOW shall be issued in accordance with the terms of this Agreement, and will contain, where appropriate, the project name, description, budget estimates, payment schedules, billing rates, and provisions for out-of-pocket expenses. All SOWs or other forms of written authorization shall be subject to the terms and conditions set forth in this Agreement. In the event any conditions contained in an SOW conflict with any terms, conditions, or clauses in this Agreement, or there is an ambiguity between the SOW and this Agreement, then the provisions of this Agreement shall govern, unless clearly and specifically stated otherwise in the SOW.

h.
Timelines: Time is of the essence in completing SOWs on time and on budget. Contractor acknowledges that delays on its part may adversely affect schedules and costs.  Conversely, Company acknowledges that delays on its part may adversely affect schedules, costs and payment timeliness.

i.
Approvals: Authorized approval sources for Contractor are as set forth in each SOW. Contractor shall review and approve all materials in writing. Contractor’s approval by any tangible medium (e.g. email) will be considered final approval. Once approved, any changes will be subject to revisions as articulated in Section “j” of this Agreement

j.
Responsibility as to Style and Content: Contractor is responsible for the truth, accuracy, and legality of all content provided to the Company. Contractor shall indemnify, hold harmless, and defend the Company against any and all damages, liabilities, expenses (including attorney’s fees), resulting from any claims, actions, or suits made by a third party as a result of: (a) claims, representations, statements or depictions in materials prepared or submitted by Contractor (“Contractor Materials”); (b) defects in the Contractor’s products or services; (c) allegations that copyright, trademark, patent or other rights of a third party have been infringed or violated by the Company as a result of the Company’s use of Contractor Materials. In any event, the Company shall cease all use of, and return to Contractor, all Contractor Materials immediately upon written request by Contractor for any reason.  Any indemnification obligations of Contractor set forth in this Agreement shall be subject to the following conditions: (i) the Company shall notify Contractor in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) Contractor shall have control of the defense or settlement; and (iii) the Company shall reasonably cooperate with the defense, at Contractor's expense.

k.
Responsibility as to Overall Relationship: Subject to Section (n) of this Agreement, Contractor is responsible for providing access to internal resources and records as required to fulfill the terms of this Agreement and each SOW, as well as timely and accurate responses to all communications from the Company. The Company is responsible for meeting defined timelines and budgets, and for fulfilling the expectations of Contractor as defined in this Agreement and approved elements of each SOW.

l.
Revisions: Any and all changes requested to Approved Materials or an SOW are subject to an Estimate Addendum (“EA”) to the related SOW. EA note requested changes, estimate their cost, and must be mutually agreed in writing by the Company and Contractor in order to continue. Through an approved EA, Contractor will authorize revisions and any additional services to each SOW in advance of any costs being accrued. Services required to complete any additional work beyond the scope of each SOW will be based on the Company’s then current fee schedules, or as specifically stated otherwise in the SOW.

m.	Sales Tax: Sales tax will be billed as applicable under California State law.

n.
Termination: Either party may terminate this Agreement by providing written notice to the other party in the event that the other party has failed to cure a material breach within fifteen (15) days after written notice of such breach by the non-breaching party. Within thirty days of the date of termination of this Agreement, the Company will invoice and be paid for all outstanding fees based on actual time incurred and the Company’s standard billing rates per Section “c” of this Agreement, if not detailed otherwise in the SOW governing the services provided.  Within thirty days of the date of termination of this Agreement, the Company will invoice and be paid for all outstanding out-of-pocket costs incurred.

o.
License to Use Deliverables: Upon final payment of all fees incurred under this Agreement, the Company grants Contractor’s Client’s a limited, revocable and nonexclusive license to access and make internal use of final deliverables, strategic plans, research findings, report data and recommendations. All deliverables, including but not limited to draft plans, survey instruments, planning methodologies, processes, verbiage (e.g. plan copy), interface design or code (e.g. online survey instruments, source code), and other materials or processes developed or previously owned by the Company and used in the creation of any plans or materials, remain the sole property of the Company. All Company property is protected under applicable federal copyright and trademark laws. Any material or content which Company permits Clients to use is under a grant of this license, and Contractor must retain all copyright and other proprietary notices on the material or content, and contractually obligate Client to do the same.

p.
Confidentiality: For purposes of this Agreement, “Confidential Information” means information that a party desires to protect against disclosure, which is designated as confidential in writing at the time of disclosure or which, by its context, should reasonably be understood to be confidential. Both Parties to this Agreement acknowledge that Confidential Information includes, but is not limited to, business plans, trade secrets, customer information, methodology and processes, etc., and that Confidential Information may be exchanged by the parties. Therefore, both parties hereby agree to hold all Confidential Information received from the other party in strict confidence, and will strictly control all access to and distribution of any Confidential Information of the other party.

Specifically, and without limiting the generality of the foregoing, the Company shall not, without the Contractor's express written permission, reveal or otherwise make available to any person or persons any Confidential Information regarding the Contractor's products, businesses, customers or methods of operation learned by the Company during the term of this Agreement.

By the same token, Contractor will not make use of, share, reveal or otherwise make available to any person, persons or entity any confidential, privileged information or trade secrets regarding the Company’s methodologies, processes, products, systems or methods of operation (including but not limited to Customer Experience Mapping, Loyalty Mapping®, Brand Mapping and Touchpoint Mapping®) learned by Contractor during the term of this contract. The provisions of this section will survive termination of this Agreement for a period of ten (10) years.

The foregoing prohibition on disclosure of Confidential Information shall not apply to the extent certain Confidential Information is required to be disclosed by the receiving party as a matter of law or by order of a court, provided that the receiving party uses reasonable efforts to provide the disclosing party with prior notice of such obligation to disclose and reasonably assists in obtaining a protective order therefore.

q.
Governing Law/Jurisdiction: This agreement, in its validity, construction and performance, shall be governed in all respects by the laws of the county of San Francisco, state of California, United States of America.

r.
Modification: This writing contains the entire agreement of the parties. No representations, understandings or prior agreements were made or relied on by either party, other than those expressly set forth. No agent, employee, or other representative of either party is empowered to alter any of the terms hereof.  Any alteration or modification of this Agreement shall be effective only if completed in writing and signed by an approved signatory of both parties.

s.
Warranty:  The Company warrants that (i) it has the right to provide the services hereunder, (ii) in providing the services and any deliverables, the Company has not improperly used or misappropriated patent, copyright, trademark, trade secret or other proprietary rights of any third party, (iii) the deliverables will meet the descriptions and requirements set forth in the SOW, and (iv) the Company will perform the services in a good and workmanlike manner.

t.
Insurance:  The Company shall maintain, at its own expense, sufficient insurance to cover its performance of services hereunder, including but not limited to, workers’ compensation insurance when required by law.

u.
Counterpart:  This Agreement may be executed in counterparts by the parties and shall become effective when all parties hereunder have executed the Agreement.  Signatures may originally be transmitted by facsimile or email.

v.
Miscellaneous:  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, the remaining provisions being deemed to continue in full force and effect.  Any notice to a party required or permitted hereunder shall be sufficiently given only when provided in writing, and either personally delivered or sent via certified or registered mail or recognized overnight delivery service to the party's address indicated herein.  A failure by either party to enforce any right under this Agreement shall not at any time constitute a waiver of such right or any other right, and shall not modify the rights or obligations of either party under this Agreement.

IN WITNESS WHEREOF, the above parties have set their hands and seal this 2nd day of December, 2013.

For the Company	Accepted for Contractor
Signature	Signature

MICHAEL HINSHAW	STEPHEN HODGSON
Michael Hinshaw, President	Stephen Hodgson, President
December 2, 2013	12/9/2013
Date